SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    Eaton Vance Pennsylvania Municipal Income Trust

Address of Principal Business Office:
         24 Federal Street
         Boston, Massachusetts 02110

Telephone Number:    (617) 482-8260

Name and address of agent for service of process:
         Alan R. Dynner
         24 Federal Street
         Boston, Massachusetts   02110


Check Appropriate Box:
         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [X] NO [ ]


                                    SIGNATURE

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and Commonwealth of Massachusetts on the 11th day of December, 1998.


                         EATON VANCE PENNSYLVANIA MUNICIPAL INCOME TRUST


                         By: /s/ Thomas J. Fetter
                             ----------------------------------
                             Thomas J. Fetter
                             President


Attest: /s/ Eric G. Woodbury
        ------------------------
         Eric G. Woodbury
         Assistant Secretary